Exhibit 99.5

BUSINESS

      We are a global, publicly-traded, research-based specialty pharmaceutical company that discovers, develops, manufactures and markets a broad range of pharmaceutical products. Our products are currently sold in 128 markets around the world, and encompass a broad range of therapeutic areas, with a primary focus upon our three targeted areas: infectious disease, neurology and dermatology. Our research and new product development initiatives focus on innovative treatments for infectious diseases and are primarily conducted by our wholly-owned subsidiary, Ribapharm. We believe that this research and development capability, in conjunction with our worldwide capacity to commercialize our products, positions us as a leading, fully integrated specialty pharmaceutical company. For the twelve months ended September 30, 2003, we generated revenue of $709.3 million and Adjusted EBITDA, as defined in footnote 5 under “Summary Consolidated Financial and Other Data,” of $230.6 million.

Our Strengths

      Global distribution network. We currently generate sales in 128 markets throughout the world and approximately 76% of our product revenues during the nine months ended September 30, 2003, were generated by our 10 targeted markets. We believe that our global operational network allows us to develop and register multi-regional products that smaller pharmaceutical companies are unable to effectively distribute and market.

      Product and geographic diversity. Our specialty pharmaceuticals portfolio is highly diversified, both from a product and geographic standpoint. We currently manufacture, market and distribute more than 575 branded products on a regional and global basis. For the nine months ended September 30, 2003, our top 10 products contributed 34% of total product revenues. During the same period we derived 19% of our specialty pharmaceutical revenues from North America, 25% from Latin America, 46% from Europe and 10% from Asia, Africa and Australia. Furthermore, we believe that our local and regional sales and marketing presence enables us to generate higher profitability on our smaller, niche products that cannot be achieved by the larger pharmaceutical companies.

      Substantial cash flow from ribavirin royalty. We license the right to manufacture and sell our intellectual property relating to ribavirin to Schering-Plough and Roche pursuant to individual licensing agreements. For the nine months ended September 30, 2003, royalty revenues from the sale of ribavirin by Schering-Plough and Roche amounted to $136.8 million. Our royalty revenues provide us with a high margin source of cash flow that we intend to use towards the funding of research and development efforts, and other investments to grow our business. Although we anticipate that ribavirin may begin to face generic competition in the United States as early as the fourth quarter of 2003, we generated royalty revenues in the European Union and the rest of the world of $69.7 million for the nine months ended September 30, 2003. The use of ribavirin by Schering-Plough and Roche to treat hepatitis C in the European Union is protected by various patents expiring 2005 and data exclusivity through 2009. Furthermore, data exclusivity makes it more difficult for competitors to enter these markets with competing forms of ribavirin because they are required to conduct their own clinical studies of their generic replications prior to commercializing their generic versions.

      Research capabilities and product library. Ribavirin and Viramidine were developed from our library of nucleoside analog chemical compounds. Nucleoside analogs are small-molecule chemicals that resemble the natural building blocks of human and viral genetic material, commonly known as DNA and RNA. In total, we currently have over 10,300 nucleoside analogs in our library. We believe that our library contains one of the largest collections of nucleoside analogs in the world, and intend to combine our scientific expertise with advanced drug screening techniques in an effort to discover and develop new product candidates using our nucleoside analog library. In addition, during 2002, we acquired more than 113,000 diverse non-nucleoside analog compounds from third parties to complement our nucleoside analog library. These non-nucleoside compounds also target the areas of infectious disease and cancer and we intend to use these non-nucleoside compounds to facilitate our development of new products.

      Seasoned management team. Since June 2002, we have put in place a substantially new management team with significant experience in the pharmaceutical and healthcare industries. Robert W. O’Leary was named our Chairman and Chief Executive Officer in June 2002 and has extensive healthcare industry experience, with specialization in corporate turnarounds and reorganizations. In November 2002, Timothy C. Tyson was named our President and Chief Operating Officer after spending over 14 years at GlaxoSmithKline plc, most recently as President of Global Manufacturing and Supply. In December 2002, Bary G. Bailey was named our Executive Vice President and Chief Financial Officer. Mr. Bailey was most recently an Executive Vice President, Pharmacy and Technology for PacifiCare Health Systems, Inc. Our top three executives have more than 80 years of cumulative experience in the pharmaceutical and healthcare industries.

Repositioning

      During 2002, we conducted a strategic review of our operations. As a result of that review, we decided to emphasize our specialty pharmaceuticals business, divest businesses that do not fit our strategic growth plans, build our pipeline of new products and bring our overall cost structure in line with industry averages. Some of the key initiatives that we have implemented to date include:

•	Hiring of new management team. We have put in place new leadership, with extensive experience in the pharmaceuticals and healthcare sectors. Since June 2002, we have replaced, or hired new individuals for, 28 of the top 52 management positions.

•	Divestiture of non-core businesses. Since we announced our repositioning program in October 2002, we have substantially completed our planned divestitures of businesses that do not fit our strategic growth plans. Over the past 14 months, we have sold seven businesses which generated gross cash proceeds of $113.5 million.

•	Ribapharm acquisition. In August 2003 we repurchased the approximately 20% minority interest in our Ribapharm subsidiary, thereby increasing our ownership interest to 100%. Through this transaction we have secured full control over Ribapharm’s new product pipeline and royalty revenue stream.

•	Cost rationalization. We have lowered costs by controlling expenses in our corporate headquarters, closing our European headquarters and eliminating excess administrative expenses worldwide, which we believe has produced substantial savings.

Our Strategy

      We have developed, and have begun to implement, the following four-part strategy to guide us through the global repositioning of our business.

      Targeted growth of existing products. In order to drive specialty pharmaceuticals sales growth, we will focus our business on specific markets, brands and therapeutic areas, as discussed below:

Focus on 10 key geographic regions. We will focus on 10 key geographic regions: The United States, United Kingdom, France, Canada, China, Italy, Poland, Germany, Spain and Mexico. These 10 markets, which include nine of the world’s 10 largest pharmaceutical markets, accounted for approximately 76% of our product sales for the nine months ended September 30, 2003. In particular, we plan to focus on North America, which is the largest pharmaceutical market worldwide, and our biggest growth opportunity. Revenues from North America have been historically underrepresented in our business. For the nine months ended September 30, 2003, our North American sales accounted for 19%, as compared to an industry average of 51%, of our pharmaceutical sales.

Focus on three core therapeutic classes. We will focus on infectious disease, neurology and dermatology. Historically, we have had significant revenue in these areas, especially in infectious disease,

where the ribavirin royalty is derived. We believe that these three therapeutic classes are positioned for further growth, and that it is possible for a mid-sized company such as ourselves to attain a leadership position within these categories.

Focus on nine global brands. We will focus on nine global brands, seven of which are currently being marketed and accounted for 22% of our product sales for the nine months ended September 30, 2003, and two of which are in clinical development. All these brands are within our three core therapeutic classes. We believe that these global brands have the potential for global penetration and growth rates above industry averages. We intend to actively pursue life cycle management strategies for our global brands and selectively for our other brands.

      Development of new products via internal research and development activities. Through Ribapharm, we seek to discover, develop and commercialize innovative products for the treatment of significant unmet medical needs, principally in the areas of infectious diseases and cancer. We intend to combine our scientific expertise with advanced drug screening techniques in order to discover and develop new antiviral candidates from our nucleoside analog and non-nucleoside libraries. Except as otherwise required by the terms of our agreement with Schering-Plough, we intend to retain control of our product candidates in order to obtain the maximum value from our research efforts.

      Product acquisitions. In addition to our in-house development efforts, we plan to selectively license or acquire product candidates, technologies and businesses from third parties which complement our existing business and provide for effective life cycle management of key products. We believe that our drug development expertise may allow us to recognize licensing opportunities and to capitalize on research initially conducted and funded by others.

      Efficient manufacturing and supply chain organization. We currently operate 15 manufacturing facilities. Under our global manufacturing strategy announced in October 2003, we plan to reduce the number of manufacturing facilities to five by 2006, thereby substantially increasing capacity utilization rates and improving efficiency levels. In conjunction with the rationalization of our manufacturing facilities, we have undertaken a major process improvement initiative, affecting all phases of our operations, from raw material and supply logistics, to manufacturing, warehousing and distribution. In addition, procurement efforts have been centralized to assure that all available economies of scale are realized.

Specialty Pharmaceuticals

      We develop, manufacture and distribute a broad range of prescription and non-prescription pharmaceuticals. Our prescription pharmaceutical products treat, among other things, infectious diseases, diseases of the skin, neuromuscular disorders, cancer, cardiovascular disease, diabetes and psychiatric disorders. Our current product portfolio comprises more than 575 branded products, with over 2,500 stock-keeping units. We market our products globally through sales force of over 1,250 representatives. Our products are sold globally, through four reportable pharmaceutical segments comprising: North America, Latin America, Europe and Asia, Africa and Australia.

      During the twelve months ended December 31, 2002, and the nine months ended September 30, 2003, our 10 highest revenue generating pharmaceutical products represented approximately 36% and 34%, respectively, of our worldwide pharmaceutical sales. The following table summarizes our 10 largest pharma-

ceutical products based on sales for the twelve months ended December 31, 2002, and the nine months ended September 30, 2003.

					Nine Months
			Year Ended	Percent of	Ended	Percent of
	Geographic	Therapeutic	December 31,	Product	September 30,	Product
Product	Distribution	Class/ Indication	2002	Sales	2003	Sales

			(In		(In millions)
			millions)
Mestinon®	Global	Anticholinesterase/ myasthenia gravis	$31.4	7%	$28.6	8%
Bedoyecta®	Regional	Vitamin supplement	29.8	6	19.3	5
Efudex®/ Efudix®	Global	Antineoplastic/ Actinic Keratosis	23.3	5	17.9	5
Librax®	Regional	Antispasmotic calcium regulator	18.5	4	7.3	2
Virazole®	Global	Antiviral	17.3	4	14.3	4
Nuclosina®	Regional	Gastrointestinal	11.1	2	8.7	2
Dalmane®/ Dalmadorm®	Regional	Sedative/sleep disorders	10.8	2	7.2	2
Kinerase®	Global	Dermatological	9.7	2	8.4	2
Calcitonin	Regional	Calcium regulator	9.5	2	9.5	3
Reptilase	Regional	Hemostatic	7.2	2	4.4	1

Sub-total			168.6	36	125.6	34
All others			298.2	64	247.4	66

Total pharmaceutical product sales from continuing operations			$466.8	100%	$373.0	100%

      As part of our repositioning efforts, we intend to drive specialty pharmaceuticals sales growth by focusing our business on specific markets, brands and therapeutic areas. We plan to focus on nine global brands, seven of which are currently being marketed, across three therapeutic classes, as further discussed below.

Dermatology

      Kinerase: Kinerase is used to help improve the unwanted visual effects of skin aging and photodamage. It is made with the natural plant growth factor, 0.1% furfuryladenine, that slows the changes that naturally occur in the cell-aging process in plants. It is available in cream or lotion formulations and is both noncomedogenic and hypoallergenic.

      Efudex/ Efudix: Efudex/ Efudix is used for the treatment of multiple actinic or solar keratoses and superficial basal cell carcinoma. It is sold as a topical solution and cream, and provides effective therapy for multiple lesions. The key active ingredient in Efudex/ Efudix is fluorinated pyrimidine 5-fluorouracil, an antineoplastic antimetabolite.

      Dermatix®: Dermatix is used to flatten, soften and reduce scar-associated discoloration in old or new scars and is used to prevent abnormal scar formation. It is sold in a patented gel formulation that contains bio-inert and biocompatible silicone compounds, namely polysiloxane, silicon dioxide and non-volatile silicone components.

      Oxsoralen-Ultra®: Oxsoralen-Ultra is indicated for the treatment of severe psoriasis and mycosis fungoides and is used along with ultraviolet light radiation. Oxsoralen-Ultra capsules contain methoxsalen as the active ingredient.

      The total sales from Kinerase, Efudex/ Efudix, Dermatix and Oxsoralen-Ultra accounted for approximately 8% and 9% of our product sales from continuing operations, for the twelve months ended December 31, 2002, and the nine months ended September 30, 2003, respectively.

Infectious Disease

      Virazole: Virazole is a brand name for ribavirin, a synthetic nucleoside with antiviral activity. It is indicated for the treatment of hospitalized infants and young children with severe lower respiratory tract infections due to respiratory syncytial virus. Virazole has also been approved for various other indications in countries outside the United States including herpes zoster, genital herpes, chickenpox, hemorrhagic fever with renal syndrome, measles and influenza.

      Ancotil®/ Ancobon®: Ancotil/ Ancobon is used for the treatment of systemic fungal infections. Ancotil/ Ancobon has been shown to have a complementary mode of action to other antifungal agents, including amphotericin B. The active ingredient in Ancotil/ Ancobon is flucytosine.

      The total sales from Virazole and Ancotil/ Ancobon accounted for approximately 5% of our product sales from continuing operations both during the twelve months ended December 31, 2002, and the nine months ended September 30, 2003.

Neurology

      Mestinon: Mestinon is an orally active cholinesterase inhibitor, used in the treatment of myasthenia gravis, a chronic neuromuscular, autoimmune disorder that causes varying degrees of fatigable weakness involving the voluntary muscles of the body. Its active ingredient is pyridostigmine bromide.

      The total sales from Mestinon accounted for approximately 7% and 8% of our product sales from continuing operations, for the twelve months ended December 31, 2002, and the nine months ended September 30, 2003.

Royalty Revenues

      Our royalty revenues are derived from sales of ribavirin. Ribavirin is a nucleoside analog that we discovered from our library of nucleoside analog compounds. Ribavirin was one of the first antiviral drugs ever discovered and was first approved by the FDA in 1985 for the treatment of respiratory syncytical virus infection in children with respiratory distress via aerosol administration, which we market under the tradename Virazole.

      In 1995 we entered into an exclusive license and supply agreement with Schering-Plough whereby Schering-Plough licensed from us all oral forms of ribavirin for the treatment of chronic hepatitis C, which they market in combination with Schering-Plough’s alfa interferon, or the Combination Therapy. In 1998, Schering-Plough received approval from the FDA to market Rebetron® Combination Therapy. Rebetron combines Rebetol® (ribavirin) capsules and Intron® A (interferon alfa-2b) injection, for the treatment of hepatitis C in patients with compensated liver disease. In July 2001, the FDA granted Schering-Plough marketing approval for Rebetol capsules as a separately marketed product for use only in combination with Intron A injection for the treatment of hepatitis C in patients with compensated liver disease previously untreated with alfa interferon (commonly referred to as treatment-naive patients) or who have relapsed following alfa interferon therapy. In August 2001, the FDA also granted Schering-Plough approval for Peg-IntronTM (peginterferon alfa-2b), a longer lasting form of Intron A, for use in Combination Therapy with Rebetol for the treatment of hepatitis C in treatment-naive patients with compensated liver disease who are at least 18 years of age.

      In March 2001, the European Commission of the European Union, granted Schering-Plough centralized marketing authorization for Peg-IntronTM and Rebetol as Combination Therapy for the treatment of both relapsed and treatment-naive adult patients with histologically proven hepatitis C. European Union approval resulted in unified labeling that was immediately valid in all 15 European Union Member States.

      In November 2001, Schering-Plough received marketing approval from the Ministry of Health, Labor and Welfare of Japan for ribavirin in combination with interferon alfa-2b for the treatment of hepatitis C. The Combination Therapy is the first combination therapy approved in Japan for treating patients with hepatitis C. In December 2001, Schering-Plough received pricing approval for this Combination Therapy in Japan.

      Schering-Plough also markets the Combination Therapy in many other countries around the world based on the United States and European Union regulatory approvals.

      On January 6, 2003, we reached an agreement with Schering-Plough and Roche on a settlement of pending patent and other disputes over Roche’s combination antiviral product containing Roche’s version of ribavirin, known as Copegus. Under the agreement, Roche may continue to register and commercialize Copegus globally. The financial terms of this settlement agreement include a license by Ribapharm of ribavirin to Roche. The license authorizes Roche to make, or have made, and to sell Copegus under Ribapharm’s patents. Roche pays royalty fees to us on all sales of Copegus for use in combination with interferon alfa or pegylated interferon alfa.

      Royalty revenues under the License Agreements were $155.1 million, $137.0 million and $270.3 million for 2000, 2001, and 2002, respectively, and $186.4 million and $136.8 million for the nine months ended September 30, 2002 and 2003, respectively.

Products Under Development

      Viramidine: In November 2003, we announced that we decided, following a meeting with the FDA, to initiate Phase 3 studies of our antiviral compound, Viramidine. At the meeting with the FDA, which was held in September 2003, we presented interim analyses of 12 weeks of clinical data in a Phase 2 trial. Viramidine is a nucleoside (guanisine) analog that we intend to develop in oral form for the treatment of hepatitis C. Viramidine is converted into ribavirin by adenosine deaminase in the liver. We expect to test Viramidine’s effect on the hepatitis C virus in combination with one or more pegylated interferon alfas.

      Preclinical studies indicated that Viramidine, a liver-targeting analog of ribavirin, has antiviral and immunological activities (properties) similar to ribavirin. In an animal model of acute hepatitis, Viramidine showed biologic activity similar to ribavirin. The liver-targeting properties of Viramidine were also confirmed in two animal models. Short-term toxicology studies also show that Viramidine may be safer than ribavirin at the same dosage levels. This data suggests that Viramidine, as a liver-targeting analog of ribavirin, may potentially be as effective and have less side effects than ribavirin.

      The Phase 2 study enrolled a total of 180 patients. It was designed to treat patients for 48 weeks, remove the patients from therapy for an additional 24 weeks and then determine the percentage of patients with undetectable virus in their blood as well as the incidence of hemolytic anemia at the end of the entire 72-week study period. The study also included an interim analysis performed on the first 160 patients who received at least 12 weeks therapy. Analysis of the 12-week data showed that Viramidine, in combination with a pegylated interferon, produced a clinically significant reduction in viral load. In addition, Viramidine, when compared with ribavirin, produced approximately half the drop in hemoglobin levels at treatment week four, which was maintained through week 12.

      The Phase 3 program will consist of two global studies in 80 sites with approximately 1,000 patients in each study. The studies will compare Viramidine and ribavirin, each in conjunction with a pegylated interferon.

      Hepavir B: Hepavir B is a nucleoside analog we licensed from Metabasis Therapeutics, Inc., or Metabasis, in October 2001. We are exploring the possibilities of developing this compound into an oral once a day monotherapy for patients with chronic hepatitis B infection. The active molecule in this compound exhibits anti-hepatitis B activity against both the wild type and Lamivudine drug-resistant hepatitis B. Based on biologic and molecular modeling data, this compound binds to the active site of the hepatitis B replication enzyme so that the virus is prevented from utilizing the natural substrate from the host to replicate. A prodrug modification developed by Metabasis significantly improved the compound’s physiochemical properties and ability to target the liver. In preliminary experiments in rodents, the active molecule was delivered in significantly greater proportion to the targeted organ, the liver, as compared to the non-targeted organ, the kidney. The kidney is the organ responsible for the dose-limiting toxicity. In these experiments, the amount of Metabasis-modified compound delivered to the liver versus kidneys was approximately 10 times greater than the amount of compound delivered by another well established process. We are working on large-scale synthesis of this compound and have commenced formulation studies. Ribapharm has also initiated additional biology, drug metabolism, pharmacokinetic and toxicology studies. We initiated a Phase 1 clinical trial of Hepavir B in Europe in August 2002 and filed an Investigational New Drug Application, or IND, with the FDA in October 2002.

Research and Development

      Through Ribapharm, we seek to discover and develop and, through our specialty pharmaceutical sales force, commercialize, innovative products for the treatment of significant unmet medical needs, principally in the areas of infectious diseases and cancer. These efforts led to the discovery and development of ribavirin, our antiviral drug for the treatment of hepatitis C that Schering-Plough and Roche market under separate licenses from us, and is the source of our royalty income. Ribapharm’s current program areas focus on hepatitis C, hepatitis B, HIV/ AIDS, and cancer, each of which affects a large number of patients. Through Ribapharm we are also developing a pipeline of product candidates, including two clinical stage programs that target large market opportunities. Ribapharm’s research and development activities are based upon the expertise accumulated in over 30 years of nucleic acids research focusing on the internal generation of novel molecules.

      We believe that our nucleoside analog library is among the largest such collections in the world. In total, we presently have over 10,300 nucleoside analog compounds in our library. During 2002 we acquired more that 113,000 diverse non-nucleoside analogs from third parties to complement our nucleoside analog library.

      Our research and development function works closely with corporate marketing on a global and regional basis and, historically, has entered into licensing arrangements with other larger pharmaceutical companies, as well as strategic partnerships to develop proprietary products, as discussed below. In addition, we seek to develop innovative products targeted to address the specific needs of the local markets in which we operate.

      Since 2000, we have spent $43.0 million to update and modernize our research laboratories and equipment. This modernization has enabled us to accelerate our drug discovery and development process by utilizing advanced screening techniques and equipment, biological assays and sophisticated computer-assisted drug design. We currently have approximately 210 employees devoted to research and development activities.

Marketing and Customers

      We market our pharmaceutical products in some of the most developed pharmaceutical markets, as well as many developing markets. We adjust our marketing strategies according to the individual markets in which we operate. We believe our marketing strategy is distinguished by flexibility, allowing us to successfully market a wide array of pharmaceutical products within diverse regional markets, as well as certain drugs on a worldwide basis.

      We plan to focus on the major markets that represent approximately 85% of the worldwide pharmaceutical market share, namely the United States, the United Kingdom, France, Canada, China, Italy, Poland, Germany, Spain and Mexico. During the nine months ended September 30, 2003, we derived approximately 76% of our specialty pharmaceutical sales from these 10 markets.

      We have a marketing and sales staff of approximately 1,434 persons who promote our pharmaceutical products. As part of our marketing program for pharmaceuticals, we use direct mailings, advertise in trade and medical periodicals, exhibit products at medical conventions, sponsor medical education symposia and sell through distributors in countries where we do not have our own sales staff.

      In the United States, we currently promote our pharmaceutical products to physicians through our own sales force. These products are distributed to drug stores and hospitals through wholesalers. In Canada, we have our own sales force and promote and sell directly to physicians, hospitals, wholesalers and large drug store chains. In Latin America, principally in Mexico, Argentina and Brazil, we promote to physicians and distribute products either directly or indirectly to hospitals and pharmacies. In Europe we promote and sell pharmaceutical products through our own sales forces to physicians, hospitals, retail outlets, pharmacies and wholesalers.

Competition

      We operate in a highly competitive environment. Our competitors, many of whom have substantially greater capital resources and marketing capabilities and larger research and development staffs and facilities, are actively engaged in marketing similar products and developing new products similar to those we propose to develop. We believe that many of our competitors spend significantly more on research and development related activities. Competitive factors vary by product line and customer and include service, product availability and performance, price and technical capabilities. Others may succeed in developing products that are more effective than those we presently market or propose for development. Progress by other researchers in areas similar to those explored by us may result in further competitive challenges.

      We also face increased competition from manufacturers of generic pharmaceutical products when patents covering certain of our currently marketed products expire or are successfully challenged. An adverse result in a patent dispute may preclude commercialization of our products, or negatively impact sales of existing products. See “Risk Factors — Likelihood of imminent introduction of generic products puts ribavirin royalties at risk and may impact our ability to finance research and development activities.”

Manufacturing

      We manufacture most of our pharmaceutical products at our manufacturing plants around the world. We believe that we have sufficient manufacturing facilities to meet our needs for the foreseeable future. As a part of our strategy to improve operational performance, all manufacturing operations not otherwise included in discontinued operations are being assessed for potential consolidation with our other operated facilities. All the manufacturing facilities that require certification from the FDA or foreign agencies have obtained such approval.

      In order to meet the demand for some of our markets, we subcontract the manufacturing of some of our products, including products under the rights acquired from other pharmaceutical companies. Generally, acquired products continue to be produced for a specific period of time by the selling company. During that time, we integrate the products into our own manufacturing facilities or initiate toll manufacturing agreements with third parties.

Licenses and Patents (Proprietary Rights)

Data and Patent Exclusivity

      We rely on a combination of regulatory and patent rights to protect the value of our investment in the discovery and development of our products.

      A patent is the grant of a property right, which allows its holder to exclude others from, among other things, selling the subject invention in, or importing such invention into, the jurisdiction that granted the patent. In both the United States and the European Union, patents expire 20 years from the date of application.

      In the United States, for five years from the date of the first United States regulatory FDA approval of a new drug compound, only the pioneer drug company can use the data obtained at the pioneer’s expense. No generic drug company may submit an application for approval of a generic drug relying on the data used by the pioneer for approval during this five year period.

      A similar data exclusivity scheme exists in the European Union, whereby only the pioneer drug company can use data obtained at the pioneer’s expense for 10 years from the date of the approval of the first approval of a drug by the European Agency for the Evaluation of Medicinal Products, or EMEA. In both the United States and the European Union, products without patent protection can be marketed by others so long as they repeat the clinical trials necessary to show safety and efficacy.

Exclusivity Rights with Respect to Ribavirin

      Our patent rights with respect to ribavirin are currently the subject of litigation in the United States. A judgment adverse to us has been entered by a federal district court, which ruled that generic drug manufacturers would not necessarily infringe our patents by manufacturing and selling generic ribavirin. Our appeal of that judgment is pending. However, our financial planning models have assumed that generic ribavirin will enter the United States market as soon as the fourth quarter of 2003. The United States data exclusivity period for ribavirin has expired.

      Our patent rights with respect to ribavirin are also being challenged in the European Union. We are vigorously defending our position. However, the European Union data exclusivity for Schering-Plough’s ribavirin product, Rebetol®, does not expire until May 2009.

Exclusivity Rights with Respect to Viramidine and Hepavir B

      We expect to obtain five years of data exclusivity in the United States for both Viramidine and Hepavir B upon regulatory approval.

      We have, and rely on, exclusive rights in a United States patent that claims Hepavir B and related compounds that expires in 2019.

      The structure of Viramidine was disclosed many years ago and thus we do not rely on “composition of matter” claims. However, we own a United States patent that claims Viramidine and rely on a second United States patent that covers a mechanism of action of Viramidine’s treatment of viral infection; those patents expire in 2018. We are also pursuing patent claims that specifically cover the use of Viramidine to treat hepatitis C infection, which are expected to issue in due course in the United States, and are pursuing the foreign patent rights that are counterparts of our United States patents to the extent permitted in foreign jurisdictions.

Employees

      As of September 30, 2003, we had 5,205 employees. These employees include 2,933 in production, 1,434 persons in sales and marketing, 210 in research and development, and 628 in general and administrative positions. The majority of our employees in Mexico, Spain, Poland and Hungary are covered by collective bargaining or similar agreements. Substantially all the employees in the Czech Republic, Poland and Hungary are covered by national labor laws which establish the rights of employees, including the amount of wages and benefits paid and, in certain cases, severance and similar benefits. We currently consider our relations with our employees to be satisfactory and have not experienced any work stoppages, slowdowns or other serious labor problems that have materially impeded our business operations.

Government Regulation

      We are subject to licensing and other regulatory control by the FDA, the Nuclear Regulatory Commission, other federal and state agencies, and comparable foreign governmental agencies.

      FDA approval must be obtained in the United States and approval must be obtained from comparable agencies in other countries prior to marketing or manufacturing new pharmaceutical products for use by humans.

      Obtaining FDA approval for new products and manufacturing processes can take a number of years and involve the expenditure of substantial resources. To obtain FDA approval for the commercial sale of a therapeutic agent, the potential product must undergo testing programs on animals, the data from which is used to file an IND with the FDA. In addition, there are three phases of human testing: Phase 1 consists of safety tests for human clinical experiments, generally in normal, healthy people; Phase 2 programs expand safety tests and are conducted in people who are sick with the particular disease condition that the drug is designed to treat; and Phase 3 programs are greatly expanded clinical trials to determine the effectiveness of the drug at a particular dosage level in the affected patient population. The data from these tests is combined with data regarding chemistry, manufacturing and animal toxicology and is then submitted in the form of a NDA to the FDA. The preparation of a NDA requires the expenditure of substantial funds and the commitment of substantial resources. The review by the FDA can take up to several years. If the FDA determines that the drug is safe and effective, the NDA is approved. No assurance can be given that authorization for commercial sale by us of any new drugs or compounds for any application will be secured in the United States or any other country, or that, if such authorization is secured, those drugs or compounds will be commercially successful. The FDA in the United States and other regulatory agencies in other countries also periodically review approved drugs and inspect manufacturing facilities.

      We are subject to price control restrictions on our pharmaceutical products in many countries in which we operate. We have been affected in the past by pricing adjustments in Spain and by the lag in allowed price increases in Russia and Mexico, which have created lower sales in U.S. Dollars and reductions in gross profit. Future sales and gross profit could be materially affected if we are unable to obtain price increases commensurate with the levels of inflation.

Litigation, Government Investigations and Other Matters

      Litigation

      See Note 9 of Notes to Consolidated Financial Statements for the three months and nine months ended September 30, 2002 and 2003 and Note 13 of Notes to Consolidated Financial Statements for the three years ended December 31, 2002, included elsewhere herein.

      Product Liability Insurance

      We do not currently have insurance with respect to product liability claims arising in the United States. We could be exposed to possible claims for personal injury resulting from allegedly defective products. While to date, no material adverse claim for personal injury resulting from allegedly defective products has been successfully maintained against us, a substantial claim, if successful, could have a negative impact on our results of operations and cash flows. We have in place clinical trial insurance worldwide.